EXHIBIT 8(g)(1)

Amendment No. 2 to Participation Agreement (Nationwide)

AMENDMENT NO. 2

TO

PARTICIPATION AGREEMENT AMONG

NATIONWIDE VARIABLE INSURANCE TRUST,

NATIONWIDE FUND DISTRIBUTORS, LLC,

AND

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

The Participation Agreement, dated May 1, 2005 (the “Agreement”) among Transamerica Financial Life Insurance Company (the “Company”), Nationwide Variable Insurance Trust (formerly, Gartmore Variable Insurance Trust) (the “Trust”), and Nationwide Fund Distributors LLC (formerly, Gartmore Distribution Services, Inc.) is hereby amended as follows:

1. A new Article XIII. is hereby added to the Agreement as follows:

Article XIII. Confidentiality

13.1. Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party(ies) certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner, including, but not limited to, personal information of an owner’s customers. No party will use another party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence a party’s Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order.

13.2. Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate policies and procedures designed to detect, prevent and mitigate the risk of identity theft and other breaches of privacy concerning Confidential Information. Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Confidential Information of the owner, and to notify the owner in writing regarding such breach in the most expedient time possible and without unreasonable delay; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement. Each party further agrees to provide the owner with a copy of its plan to remediate any such breach and to pay for all costs associated with such remediation and with providing written notice of such breach to the applicable party.

13.3. Each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures to protect Confidential Information, which measures are consistent with the laws and regulations of the Commonwealth of Massachusetts relating to personal information security and with all other applicable federal, state and international laws and regulations relating to personal information security.

The provisions found in this Article XIII. on Confidential Information will survive any expiration or termination of the Agreement.

2. A new Article XIV. is hereby added to the Agreement as follows:

Article XIV. Summary Prospectus

Should the Trust and the Company desire to distribute the prospectuses of the funds within the Trust pursuant to Rule 498 of the Securities Act of 1933, as amended, (“Rule 498”), the roles and responsibilities of the Parties to the Agreement (the “Parties”), for complying with Rule 498 and other applicable laws, are set forth as follows:

14.1. For purposes of this Article XIV., the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

14.2. The Trust shall provide, or cause to provide, the Company with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that the Trust provide the Company with Statutory Prospectuses. If the Trust makes any changes to the Summary Prospectus by way of a filing pursuant to Rule 497 under the Securities Act of 1933, the Trust shall provide the Company with a revised Summary Prospectus and, upon the request of the Company, provide the Company with an explanation of the information therein that has changed in the Rule 497 filing.

14.3. The Trust and/or the Advisor/Underwriter shall be responsible for compliance with Rule 498(e).

14.4. The Trust and Advisor/Underwriter each represent and warrant that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Fund and its series. The Trust further represents and warrants that it has reasonable policies and procedures in place to ensure that such web site complies with Rule 498.

14.5. The Trust and Advisor/Underwriter each agree that the URL indicated on each Summary Prospectus will lead policyholders/contract owners directly to the web page used for hosting Summary Prospectuses (“Landing Page”) and that such Landing Page will host the current Trust and series’ documents required to be posted in compliance with Rule 498. The Trust shall immediately notify the Company of any interruptions in availability of this Landing Page that last more than 24 hours. Such Landing Page will contain the Trust’s investment options available under the Agreement.

14.6. The Trust and Advisor/Underwriter represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(i) involving policyholder/contract owner requests for additional Trust documents made directly to the Trust. The Trust and Advisor/Underwriter further represent and warrant that any information obtained about policyholders/contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Trust documents.

14.7. The Company represents and warrants that it will respond to requests for additional fund documents made by policyholders/contract owners directly to the Company or one of its affiliates.

14.8. Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

14.9. If the Trust determines that it will end its use of the Summary Prospectus delivery option, the Trust and Advisor/Underwriter will provide the Company with at least 90 days’ advance notice of its intent.

14.10. The Parties agree that the Company is not required to distribute Summary Prospectuses to its policyholders/contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give Advisor/Underwriter and the Trust reasonable notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

14.11. The Parties agree that all other provisions of the Participation Agreement, including, the Indemnification provisions, will apply to the terms of this Article XIV., as applicable.

3. Schedule A of the Agreement is hereby deleted in its entirety and replaced with the Amended Schedule A attached hereto.

4. Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers or authorized representatives, intending that this Amendment be effective on the 1st day of May, 2011.

TRANSAMERICA FINANCIAL LIFE INSURANCE

/s/ Arthur D. Woods
Name:	Arthur D. Woods
Title:	Vice President

NATIONWIDE FUND DISTRIBUTORS LLC

/s/ Lee T. Cummings
Name:	Lee T. Cummings
Title:	SVP

NATIONWIDE VARIABLE INSURANCE TRUST COMPANY

/s/ Lee T. Cummings
Name:	Lee T. Cummings
Title:	Assistant Secretary

SCHEDULE A

SEPARATE ACOUNTS AND ASSOCIATED CONTRACTS

AND PORTFOLIOS

Name of Separate Account and Date Established by Board of Directors	Contract Funded by Separate Account	Applicable Portfolios
TFLIC Separate Account VNY December 14, 2001	Advisor’s Edge® NY Variable Annuity (or successor marketing names) AV1197 101 200 505	NVIT Developing Markets Fund

TFLIC Separate Account C November 4, 1994	Advisor’s Edge Variable Annuity	NVIT Developing Markets Fund

Separate Account VA PP March 29, 2011	Flexible Premium Variable Annuity – R, under the marketing name: Transamerica Advisor EliteSM Variable Annuity (NY)”	NVIT Developing Markets Fund